Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of this 26th day of May 2005 (the “Effective Date”), by and between Schlumberger Technology Corporation, a Texas corporation (“STC”), Schlumberger Technologies, Inc., a Delaware corporation (“STI”), and Schlumberger B.V., a corporation organized under the laws of The Netherlands (“SBV” and, together with STC and STI, the “Sellers”) on the one hand, and NPTest Holding Corporation, a Delaware corporation (“NPTest Holdings”), NPTest Acquisition Corporation, a Delaware corporation (“NPTest Acquisition”) and Credence Systems Corporation, a Delaware corporation (“Credence” and, together with NPTest Holdings and NPTest Acquisition, the “Acquirors”) on the other hand (collectively, the “Parties”).

Whereas, the Parties, with the exception of Credence, entered into a stock purchase and sale agreement, dated as of June 24, 2003 (the “Stock Purchase Agreement”), pursuant to which NPTest Acquisition acquired NPTest International Limited, a corporation organized under the laws of the British Virgin Islands and NPTest, Inc., a Delaware corporation; and

Whereas, the Parties desire to resolve and settle the obligations of the Acquirors under Section 1.4 of the Stock Purchase Agreement or assumed through subsequent transactions and extinguish any claims by the Sellers related thereto; and

Now, therefore, in satisfaction in full of all of the Parties’ obligations under Section 1.4 of the Stock Purchase Agreement, the Parties agree as follows:

1. Consideration. Credence shall make the following payments in accordance with the following provisions:

(a) Within three (3) business days after the date hereof, Credence shall pay to STI and SBV FOUR MILLION DOLLARS (U.S.$4,000,000) (the “Cash Consideration”) by wire transfer of immediately available funds to the accounts designated by STI and SBV of which $2,800,000 shall be for the account of STI and $1,200,000 shall for the account of SBV.

(b) Not later than June 6, 2005, Credence shall issue to STI and SBV the aggregate number of shares of Common Stock, par value $0.001 per share, of Credence (the “Common Stock”) equal to the quotient of (x) FIVE MILLION DOLLARS (U.S.$5,000,000) divided by (y) the average closing trading price, as reported on the Nasdaq National Market, per share of the Common Stock for the five (5) consecutive trading days beginning on, and including, May 27, 2005 and ending on, and including, June 3, 2005 (the “Stock Consideration,” and collectively with the “Cash Consideration,” the “Settlement Consideration”). The Stock Consideration shall be allocated between STI and SBV in accordance with Section 1.5 of the Stock Purchase Agreement in the ratio of 70:30, STI:SBV.

(c) The Stock Consideration shall be adjusted for any stock split, dividend or the like effected on or prior to June 3, 2005. The Acquirors shall not, through any reorganization, recapitalization, transfer of assets or other voluntary action, seek to avoid the observance or performance of its obligations hereunder, as contemplated by the Parties hereby, nor, except as required by applicable law, shall they take any action or make any disclosure that has the purpose or effect of manipulating or affecting the trading price of the Common Stock on or prior to June 3, 2005 so as to reduce the number of shares issuable to the Sellers.

2. Registration Rights. Concurrently with the execution of this Agreement, Credence, STI and SBV have entered into a registration rights agreement attached hereto as Exhibit A with respect to the shares of Common Stock that comprise the Stock Consideration.

3. Additional Representations and Covenants. Credence represents and covenants that:

(a) On May 26, 2005, Credence issued its regularly scheduled earnings announcement for the quarter ended April 30, 2005 (“Earnings Announcement”). As a result, Sellers’ confidentiality obligations set forth in the letter agreement (the “Letter Agreement”), dated May 19, 2005, between STC and Credence have terminated pursuant to paragraph 3 of the Letter Agreement.

(b) The information provided by Credence to the Sellers prior to the date hereof, when considered collectively with the information regarding Credence included in the periodic reports filed by Credence pursuant to the requirements under the Exchange Act prior to the date hereof and the information disclosed in the Earnings Announcement, collectively, neither includes any untrue statement of a material factor or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4. Mutual Release of Claims.

(a) The Sellers hereby agree for the benefit of the Acquirors, and each officer, director, shareholder, agent, affiliate, joint venturer, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of Acquirors (each such person being a “Released Acquiror” and all such persons being “Released Acquirors”), as follows. The Sellers, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agree and confirm that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenants not to sue, and forever fully release and discharge each Released Acquiror of, and hold each Released Acquiror harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action (“Claims”) of any nature whatsoever, whether known or unknown, suspected or unsuspected, arising in respect of or in connection with

Section 1.4 of the Stock Purchase Agreement occurring any time or period of time on or prior to the date of the execution of this Agreement (including the future effects of such transactions, occurrences, conditions, acts or omissions). The Sellers acknowledge that they may hereafter discover facts different from or in addition to those which they now know or believe to be true with respect to all or any portion of the Claims, and the Sellers agree that in such event, this release shall nonetheless be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

(b) The Acquirors hereby agree for the benefit of the Sellers, and each officer, director, shareholder, agent, affiliate, joint venturer, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of the Sellers (each such person being a “Released Seller” and all such persons being “Released Sellers”), as follows. The Acquirors, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agree and confirm that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenants not to sue, and forever fully release and discharge each Released Seller of, and hold each Released Seller harmless from, any and all Claims arising in respect of or in connection with Section 1.4 of the Stock Purchase Agreement occurring any time or period of time on or prior to the date of the execution of this Agreement (including the future effects of such transactions, occurrences, conditions, acts or omissions). The Acquirors acknowledge that they may hereafter discover facts different from or in addition to those which they now know or believe to be true with respect to all or any portion of the Claims, and the Acquirors agree that in such event, this release shall nonetheless be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

(c) The undersigned understand and agree that the Claims released by the Sellers and the Acquirors pursuant to Sections 4(a) and (b) above include not only those Claims presently known to Sellers but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. The Sellers and the Acquirors understand that they may hereafter discover facts different from what they now believe to be true, which if known, could have materially affected this Release of Claims, but they nevertheless waive any claims or rights based on different or additional facts. The Sellers and the Acquirors knowingly and voluntarily waive any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

5. Investment Representations.

(a) This Agreement is made in reliance upon the Sellers’ representation to Credence, which by their acceptance hereof the Sellers hereby confirm, that the Stock Consideration to be received by the Sellers will be acquired for investment for their own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that the Sellers have no present intention of selling, granting participation in, or otherwise distributing the same, but subject nevertheless to any requirement of law that the disposition of the Sellers’ property shall at all times be within its control. The Sellers also represent and warrant that they have sufficient business and financial experience to enable them to protect their own interests in connection with the issuance of the Stock Consideration hereunder.

(b) The Sellers believe that they have received all the information they consider necessary or appropriate for deciding whether to accept the Stock Consideration. The Sellers further represent that they have had an opportunity to ask questions and receive answers from Credence regarding the business, properties, prospects and financial condition of Credence.

(c) The Sellers understand that the Stock Consideration they are accepting hereunder is characterized as “restricted securities” under the federal securities laws inasmuch as it is being acquired from Credence in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”) only in certain limited circumstances. In this connection, the Sellers represent that they are familiar with SEC Rule 144, as presently in effect, and understand the resale limitations imposed thereby and by the Act. The Sellers understand that the Stock Consideration has not been registered under the Act and has not been registered or qualified in any state in which it is offered, and thus the Sellers will not be able to resell or otherwise transfer the Stock Consideration unless it is registered under the Act, or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

(d) It is understood that the certificate(s) evidencing the Stock consideration shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

6. Binding. This Agreement shall be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

7. Severability. If any of the provisions in this Agreement are determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination shall not effect the enforceability of the other provisions herein.

8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

9. Survival. The representations, warranties and covenants of the Parties hereto shall survive the execution of this Agreement and the payment of the Settlement Consideration.

10. Entire Agreement; Modification. This Agreement constitutes the entire understanding among the Parties and supercedes all prior or contemporaneous written or oral statements, agreements, understandings and/or negotiations regarding the subject matter herein. This Agreement may not be modified or amended in any way without the express written consent of the Parties.

11. Fees and Expenses. Except as set forth in the registration rights agreement, each Party shall bear its own fees and expenses in connection with this Agreement.

12. Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties only in the courts of the State of California, County of Santa Clara, or the federal district court serving such county. Each of the Parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

ACQUIRORS

NPTEST HOLDING CORPORATION

By	/S/ BYRON W. MILSTEAD
Name:	Byron W. Milstead
Title:	Vice President and General Counsel

NPTEST ACQUISITION CORPORATION

By	/S/ BYRON W. MILSTEAD
Name:	Byron W. Milstead
Title:	Vice President and General Counsel

CREDENCE SYSTEMS CORPORATION

By	/S/ BYRON W. MILSTEAD
Name:	Byron W. Milstead
Title:	Vice President and General Counsel

SELLERS

SCHLUMBERGER TECHNOLOGY CORPORATION

By	/S/ TAIK-HAW LIM
Name:	Taik-Haw Lim
Title:	Attorney-in-Fact

SCHLUMBERGER TECHNOLOGIES, INC.

By	/S/ TAIK-HAW LIM
Name:	Taik-Haw Lim
Title:	President

SCHLUMBERGER B.V.

By	/S/ A. R. VERBERG
Name:	A. R. Verberg
Title:	Director

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT